THORNBURG ETF TRUST N-CSR

Exhibit 99.CODETH

THORNBURG INVESTMENT TRUST
THORNBURG ETF TRUST

Code of Business Conduct and Ethics

December 2024

Introduction

Honesty and integrity are hallmarks of Thornburg Investment Trust and Thornburg ETF Trust (each, a “Trust” and, collectively, the “Trusts”). We pride ourselves on maintaining the highest standards of ethics and conduct in all of our business relationships. This Code of Business Conduct and Ethics covers a wide range of business practices and procedures and applies to the officers and Trustees of each Trust in their conduct of the business and affairs of each Trust. It does not cover every issue that may arise, but it sets out basic principles to guide the officers and Trustees of each Trust in discharging their duties for each Trust. This Code has been adopted by the Trustees of each Trust with the objectives of deterring wrongdoing and promoting (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure in reports and documents which each Trust files with the Securities and Exchange Commission and in other public communications made by each Trust, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of this Code, and (5) accountability for adherence to this Code.

This Code is intended as a code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 and Item 2 of Form N-CSR under the Investment Company Act of 1940, and is specifically applicable to the principal executive officer, principal financial officer, and principal accounting officer (or persons performing similar functions, whether or not as officers or employees of each Trust) of each Trust (each a “Covered Officer”).

All records and reports created or maintained pursuant to this Code are intended solely for the internal use of each Trust, are confidential, and in no event constitute an admission by any person as to any fact, circumstance or legal conclusion.

Compliance with Laws, Rules and Regulations

Each Trust expects its officers and Trustees to comply with all laws, rules and regulations applicable to each Trust’s operations and business. Officers and Trustees should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action. Each Trust and its investment adviser hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws. Consult the various guidelines and policies which each Trust has prepared in accordance with specific laws and regulations. A good guideline, if in doubt on a course of action, is to always ask first, act later -- if you are unsure of what to do in any situation, seek guidance before you act.

As a registered investment company, we are subject to regulation by the Securities and Exchange Commission, and compliance with federal, state and local laws. Each Trust and its Trustees insist on strict compliance with the spirit and the letter of these laws and regulations.

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Conflicts of Interest

Each officer and Trustee of each Trust should be scrupulous in avoiding any conflict of interest or appearance of such a conflict with regard to each Trust’s interests. A conflict of interest occurs when an individual’s private interest interferes with the interests of each Trust. The appearance of a conflict occurs for purposes of this Code when an individual enters into a transaction, has a relationship with or receives a benefit from a third party, or engages in any other conduct, which would cause an unrelated observer to reasonably conclude that an actual conflict exists. A conflict may arise when an officer or Trustee pursues interests that prevent the individual from performing his duties to each Trust objectively and effectively. A conflict also may arise when an officer or Trustee or member of the individual’s family receives undisclosed, improper benefits as a result of the individual’s position with each Trust. The appearance of a conflict may arise when an individual or his family member has a relationship with a person who does business with the Trust or its investment adviser. Any conflict of interest that arises in a specific situation or transaction must be disclosed by the individual and resolved before taking any action.

Matters involving a conflict of interest or appearance of a conflict are prohibited as a matter of each Trust policy, except when approved by the Trustees or their committees or each Trust’s audit committee for any Covered Officer or Trustee, or except when approved by each Trust’s president for any other individual. Conflicts of interest may not always be evident, and individuals should consult with higher levels of management or each Trust’s legal counsel if they are uncertain about any situation. In no event, however, shall investment in any security made in accordance with each Trust’s Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a conflict of interest with each Trust.

Corporate Opportunities

Officers and Trustees shall not take for themselves personally opportunities that are discovered through the use of their position with each Trust, except with the approval of the Trustees or each Trust’s audit committee for any Covered Officer or Trustee, or except with the approval by each Trust’s president for any other individual. Officers and Trustees owe a duty to each Trust to advance its legitimate interests when the opportunity to do so arises. In no event, however, shall investment in any security made in accordance with each Trust’s Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a business opportunity of each Trust.

Confidentiality

Officers and Trustees shall exercise care in maintaining the confidentiality of any confidential information respecting each Trust, except where disclosure is authorized, legally mandated or consistent with their duties and responsibilities to each Trust. Officers and Trustees should consult with each Trust’s legal counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes non-public information of each Trust that may be helpful to competitors, or otherwise harmful to each Trust or its shareholders. The obligation to preserve confidentiality of this information continues after association with each Trust ends.

Fair Dealing

Officers and Trustees should endeavor to deal fairly with each Trust’s shareholders, service providers and competitors, and shall not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation of material facts when the other party is known by the officer or Trustee to rely justifiably on the individual to disclose those facts truthfully, or improper and unfair dealing.

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Business Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any officer or Trustee in connection with each Trust’s business unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe, payoff or kickback and (5) does not violate any laws or regulations.

Protection and Proper Use of Trust Assets

All officers and Trustees should endeavor to protect each Trust’s assets and pursue their efficient investment in accordance with each Trust’s business purposes and declaration of trust. Any suspected incident of fraud or theft should be immediately reported for investigation.

The obligation of officers and Trustees to protect each Trust’s assets includes its proprietary information. Proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates this Code.

Insider Trading

All officers and Trustees should pay particular attention to potential violations of insider trading laws. Insider trading is both unethical and illegal and will be dealt with decisively if it occurs. Officers and Trustees are expected to familiarize themselves with the Policy Statement on Insider Trading, adopted by each Trust’s investment adviser. If they have questions about these guidelines, they should consult with each Trust’s president, the investment adviser’s compliance office, or each Trust’s legal counsel.

Certain Political Contributions Proscribed

Contributions or solicitations for contributions, by any officer or Trustee of each Trust who is an employee, officer or director of each Trust’s investment advisor or distributor, to any political campaign in which an independent Trustee is a candidate, are prohibited. This prohibition does not apply to (i) a contribution by an independent Trustee to a political campaign of another independent Trustee, or (ii) a solicitation by an independent Trustee for the political campaign of another independent Trustee if the solicitation is made to an individual with whom the soliciting Trustee has some relationship, or to an individual who either has a relationship with the candidate Trustee or who would be expected to have an interest in the outcome of the campaign.

Reporting Illegal or Unethical Behavior

The Trustees encourage each officer to talk to senior officers, the investment adviser’s compliance officers, or the Trustees about observed illegal or unethical behavior, or when the officer is in doubt about the best course of action in a particular situation. Officers should report actual and suspected violations of laws, rules, regulations or this Code to appropriate personnel. If an individual does not believe it appropriate or is not comfortable approaching senior officers or the investment adviser’s compliance officers about their concerns, then the individual may contact any member of each Trust’s audit committee. If the individual’s concerns require confidentiality, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings. Each Trust will not permit retaliation of any kind by or on behalf of each Trust or its officers and Trustees against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

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Reporting and Disclosure

As a registered investment company, it is of critical importance that each Trust’s filings with the Securities and Exchange Commission contain full, fair, accurate, timely and understandable disclosure. Each officer and Trustee should become familiar with the disclosure laws and regulations applicable to each Trust, consistent with the individual’s authority and duties. Depending on each Trust, each officer and Trustee may be called upon to provide necessary information to ensure that each Trust’s public reports are complete, fair and understandable. The Trustees expect officers and Trustees to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to each Trust’s public disclosure requirements. Officers may be asked to certify as to the accuracy of all responses and information provided for inclusion in each Trust’s public reports and filings.

Recordkeeping

Each Trust requires accurate recording and reporting of information in order to make responsible business decisions. The Trustees expect each Trust’s officers, consistent with the officer’s individual authority and duties, to maintain each Trust’s books, records, accounts and financial statements in reasonable detail, and to appropriately reflect each Trust’s transactions in conformity with applicable legal requirements and each Trust’s system of internal controls.

Accounting and Financial Reporting Concerns

Each Trust seeks to comply with all applicable financial reporting and accounting regulations applicable to each Trust. Officers who have concerns or complaints regarding questionable accounting or auditing matters or procedures involving each Trust are encouraged to submit those concerns or complaints to each Trust’s audit committee which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially. These submissions may be directed to the attention of the audit committee chair, or any Trustee who is a member of the audit committee, at the principal executive offices of each Trust or at the Trustee’s residence address.

Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for any Covered Officer or Trustee may be made only by the Trustees or each Trust’s audit committee and will be promptly disclosed as required by law or by Securities and Exchange Commission regulations. Waivers of this Code for any other individual may be made by the president only upon the individual’s making full disclosure in advance of the transaction in question. This Code may be amended or modified at any time by the Trustees.

History: Approved and adopted by Trustees of Thornburg Investment Trust on September 10, 2003, effective the same date; amended effective July 20, 2005; amended effective December 6, 2009.

Approved and adopted by the Trustees of Thornburg ETF Trust on December 11, 2024.

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THORNBURG INVESTMENT MANAGEMENT

Code of Business Conduct and Ethics

December 2024

Policy Objectives

Honesty and integrity are hallmarks of Thornburg Investment Management, Inc. (“TIM”). TIM has a fiduciary obligation to its Investment Clients and seeks the highest standards of ethics and conduct in all of its business relationships.

This Code has been adopted by TIM pursuant to paragraphs (a)(1), (2), (4) and (5) of Rule 204A-1 under the Investment Advisers Act of 1940 with the objectives of deterring wrongdoing and promoting (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure in reports and documents which TIM files with the Securities and Exchange Commission and in other public communications made by TIM, (3) compliance with applicable governmental laws, rules and regulations, including the Federal Securities Laws, (4) prompt internal reporting of violations of this Code, and (5) accountability for adherence to this Code.

This Code, together with the separately adopted Personal Securities Transactions Policy, is intended to comprise TIM’s code of ethics described in Rule 204A-1 under the Investment Advisers Act of 1940.

All records and reports created or maintained pursuant to this Code are intended solely for the internal use of TIM, are confidential, and in no event constitute an admission by any person as to any fact, circumstance or legal conclusion.

This Code is intended to function and harmonize with each of Thornburg Investment Trust’s and Thornburg ETF Trust’s Code of Business Conduct and Ethics. Where appropriate or necessary, specific sections of this Code include a coordinating provision referencing the appropriate section of each Trust’s Code of Business Conduct and Ethics.

See the Glossary of Terms for definitions of terms used in this Code.

Compliance with Laws, Rules and Regulations

As a registered investment adviser, TIM is subject to regulation by the Securities and Exchange Commission, and compliance with federal, state and local laws. TIM insists on strict compliance with the spirit and the letter of these laws and regulations. TIM expects its Supervised Persons to comply with all laws, rules and regulations applicable to its operation and business. Supervised Persons should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action. TIM holds information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws. Consult the various guidelines and policies which TIM has prepared in accordance with specific laws and regulations.

A good guideline, if in doubt on a course of action, is to always ask first, act later – if you are unsure of what to do in any situation, seek guidance before you act.

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Disclosure of Certain Criminal, Regulatory and Civil Actions

All Supervised Persons are required to promptly report to Compliance any event that could cause TIM to file, under Section 11 of Form ADV, a Criminal Action DRP, a Regulatory Action DRP, or a Civil Judicial Action DRP. Such events include but are not limited to:

●	A felony or a misdemeanor charge involving investments or an investment-related business, or any fraud, forgery, counterfeiting, extortion, or similar offense;
●	Filed for bankruptcy or subject to a lien, a compromise with creditors, or a judgement;
●	An investment related civil action;
●	An investigation or finding by the SEC, CFTC, FINRA, any other federal regulatory, any state regulatory agency, or any foreign financial regulatory authority; or
●	The revocation of an attorney, accountant, or federal contract authorization.

Whistleblowing/Reporting Fraudulent, Illegal or Unethical Activity

All Supervised Persons are required to report suspected fraudulent, illegal, or other unethical activity (including violations of this Code) to his or her supervisor immediately. Supervisors who are notified of any such activity must immediately report it to TIM’s Chief Compliance Officer. Anyone who does not feel comfortable reporting this activity to the relevant supervisor may instead contact TIM’s Chief Compliance Officer. No TIM employee shall take any disciplinary or retaliatory action against any individual for acting in good faith, reporting, or causing to be reported, violations of this Code or fraudulent, illegal, or unethical activity occurring at TIM, Thornburg Investment Trust, Thornburg ETF Trust, or Thornburg Securities LLC (or for assisting in an authorized investigation of such activity), whether such reporting is internal or involves any federal government agency, as described below. This prohibition against disciplinary action does not extend to disciplinary action for self-reported violations.

TIM has established an anonymous Contact Compliance form on the Thornburg intranet: https://www.gothomburg.com/compliance/contact. An employee may also send a hard copy report anonymously to the Chief Compliance Officer via inter office mail.

Notwithstanding the foregoing, nothing in this Code or any employment agreement with TIM prohibits any Supervised Person from reporting possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice, the SEC at the Office of the Whistleblower, or any agency Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. Supervised Persons do not need the prior authorization of TIM to make such reports or disclosures and are not required to notify TIM if he or she makes such reports or disclosures.

SEC Office of the Whistleblower Telephone: 202.551.4790

Conflicts of Interest

Each Supervised Person shall be scrupulous in avoiding any conflict of interest with regard to TIM’s interest. A conflict of interest occurs when an individual’s private interest interferes with the interests of TIM or its Investment Clients. A conflict situation can arise when a Supervised Person pursues interests that prevent the individual from performing his or her duties for TIM or an Investment Client objectively and effectively. Conflicts of interest also arise when a Supervised Person or member of the individual’s family receives undisclosed, improper benefits as a result of the individual’s positions with TIM. Any conflict of interest that arises in a specific situation or transaction, including Reportable Outside Business Activities as discussed below, must be disclosed by the individual and approved in writing by the Compliance Department before taking any action.

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Matters involving a conflict of interest are prohibited as a matter of policy, except when approved by TIM’s president or Chief Compliance Officer. Conflicts of interest may not always be evident, and individuals should consult with higher levels of management or legal counsel if they are uncertain about any situation. In no event, however, shall investment in any security made in accordance with TIM’s Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a conflict of interest with TIM.

Comment: This section relating to conflicts of interest is substantially similar to the comparable section in the each Trust’s Code of Business Conduct and Ethics, but Supervised Persons should recognize that (i) each Trust’s Code of Business Conduct and Ethics governs conflicts with interest of each Trust, rather than TIM and its Clients, and (ii) the procedures for reporting and resolving conflict under each Trust’s Code of Business Conduct and Ethics is different from the Procedure under this Code. If an interest of the Supervised Person appears to conflict with an interest of a Trust and TIM), the Supervised Person should make a disclosure and seek any approval under each Trust’s Code of Business Conduct and Ethics.

Obtaining Prior Approval for Outside Business Activities. Prior to engaging in any Reportable Outside Business Activity, a Supervised Person must complete and submit an “Outside Business Activity Disclosure Form” (obtained from Compliance or TIM’s intranet) to the Compliance Department and receive written approval from the Compliance Department. Failure to obtain such written approval may result in disciplinary action up to and including termination. On an annual basis, all Supervised Persons will be required to certify their Reportable Outside Business Activities.

Family Member Serving as a Director of a Public Company. Supervised Persons must disclose to Compliance any immediate family member (a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships) sharing the same household who serves as a director of a public company. Failure to disclose may result in disciplinary action up to and including termination. On an annual basis, all Supervised Persons will be required to certify the accuracy of their disclosure.

Corporate Opportunities

Supervised Persons shall not take for themselves personally opportunities that are discovered through the use of their position with TIM, except with the approval of TIM’s President or Chief Compliance Officer. Supervised Persons of TIM owe a duty to TIM to advance its legitimate interests when the opportunity to do so arises. In no event, however, shall investment in any security made in accordance with TIM’s Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a business opportunity of TIM.

Comment: This section relating to corporate opportunities is substantially the same as the comparable section in each Trust’s Code of Business Conduct and Ethics, but Supervised Persons should recognize that (i) each Trust’s Code of Business Conduct and Ethics governs opportunities of each Trust, rather than TIM, and (ii) the procedures for reporting and obtaining an approval under each Trust’s Code of Business Conduct and Ethics is different from the procedure under this Code. If an opportunity appears to relate both to the business of a Trust and TIM, the Supervised Person should make disclosure and seek any approval under each Trust’s Code of Business Conduct and Ethics.

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Confidentiality

Supervised Persons shall exercise care in maintaining the confidentiality of any confidential information respecting TIM or its Investment Clients, except when disclosure is authorized or legally mandated. Supervised Persons should consult with TIM’s Chief Compliance Officer or legal counsel if they believe that have a legal obligation to disclose confidential information. Confidential information includes nonpublic information of TIM that may be helpful to competitors, or otherwise harmful to TIM, or its Investment Clients. Confidential information also includes information respecting the portfolio holdings of Investment Clients (including particularly Investment Company Clients). The obligation to preserve confidentiality of this information continues after association with TIM ends.

Comment: Attention is directed to the Internal Confidentiality and Privacy Protections Policy, which appears in TIM’s Manual of Policies and Procedures, and which was adopted by TIM to protect the nonpublic personal information of the Investment Clients of TIM and the shareholders of Thornburg Investment Trust. This section respecting confidentiality is substantially the same as the comparable section in each Trust’s Code of Business Conduct and Ethics, except that a specific reference is made to information respecting portfolio holdings of Investment Clients.

Fair Dealing

Supervised Persons should endeavor to deal fairly with Investment Clients, service providers and competitors, and shall not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation of material facts when the other party is known by the Supervised Persons to rely justifiably on the individual to disclose those facts truthfully, or improper and unfair dealing.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) strictly prohibits unauthorized facilitation payments to government officials of foreign countries, including the payment of any money or anything of value to a foreign official for the purposes of:

●	Influencing any act or decision of a foreign official in his or her official capacity (including, but not limited to, obtaining approval for government issued permits, licenses or work visas);

●	Inducing a foreign official to perform or abstain from performing any act in violation of the foreign official’s lawful duty;

●	Securing any improper business advantage; or

●	Inducing a foreign official to use his or her official influence with a foreign government (or instrumentality thereof) to affect or influence any act or decision of such government in order to assist the inducer in obtaining or retaining business with the government or directing such business to any person.

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In addition, many foreign countries have rules and regulations restricting gifts to people who are employed by the government of that country. TIM intends to fully comply with all of those rules and regulations. If you are at all uncertain about the applicability of the FCPA, or similar laws, to any entertainment, gift or anything of value to any non-U.S. official, consult a Compliance Officer.

Business Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. Receipt of gifts or entertainment by TIM personnel involved in the purchase or sale of registered investment company property that satisfies the criteria herein will not be deemed to be compensation for the purchase or sale of property as prohibited under Section 17(e)(1) of the Investment Company Act of 1940.

Gifts

No gift should ever be offered, given, provided or accepted by any Supervised Person in connection with TIM’s business unless it:

(1) is consistent with customary business practices,

(2) is not excessive in value (a gift or multiple gifts in excess of $ 100/year to or from a person or entity must be pre-approved in writing by Compliance; nominal logo or promotional items are excluded from the $100 limit),

(3) cannot be construed as a bribe, payoff or kickback, and

(4) does not violate any laws or regulations.

Comment: See below for additional restrictions that apply to “Gifts and Entertainment to Government Affiliated Persons” and “Gifts and Entertainment in Conjunction with TIM-organized Due Diligence or Sales Meetings.”

No Supervised Person may give or accept cash or cash equivalent gifts – gift cards that are not exchangeable for cash, are not considered “cash equivalents.”

Gifts received that are not in compliance with the restrictions stated herein must be promptly returned to the gifting party. If it is not feasible to return the gift, it may be donated to a charity, or, if the value of the gift is greater than $100, shared with multiple employees so that the value per employee falls below the above limit for each employee. One Supervised Person must report the gift receipt, noting the ultimate disposition of the gift.

Similarly, on occasion, a client or prospective client, or person or entity that does or seeks to do business with or on behalf of TIM may present the firm (rather than any one Supervised Person) with a gift that exceeds the valuation limit detailed above. The Supervised Person accepting the gift on behalf of the firm must report to the Chief Compliance Officer, or their designee, the name of the gifting party, a description of the gift, and an estimated value of the gift. The gift will be reported on that Supervised Person’s next quarterly compliance certification as a gift received, noting that it was a gift to the firm.

On a quarterly basis, all Access Persons will be required to report by midnight on the last day of the second month after quarter end, all gifts that were given and received within the previous quarter.

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Entertainment

No entertainment should ever be offered, given, provided or accepted by any Supervised Person in connection with TIM’s business unless it:

(1) is consistent with customary business practices,

(2) is not excessive in value,

(3) cannot be construed as a bribe, payoff or kickback, and

(4) does not violate any laws or regulations.

Comment: See below for additional restrictions that apply to “Gifts and Entertainment to Government Affiliated Persons” and “Gifts and Entertainment in Conjunction with TIM-organized Due Diligence or Sales Meetings.”

Supervised Persons may provide to, or accept from, any client or prospective client, or person or entity that does or seeks to do business with or on behalf of TIM, a business entertainment event such as a dinner, golf outing, theater or sporting event if the person or entity providing the entertainment is present and as long as the event is not extravagant or excessive so as to give the appearance of impropriety. Meals provided in TIM’s office, a client’s office, or in a similar business setting, shall not be deemed entertainment and TIM does not require Access Persons to report these activities in their quarterly reports, as described below.

On a quarterly basis, all Access Persons will be required to report by midnight on the last day of the second month after quarter end, all entertainment that was given and received within the previous quarter.

Gifts and Entertainment to ERISA Entities and Government Affiliated Persons.

In addition to the restrictions noted above, no gift, entertainment or any other thing of value may be given, directly or indirectly, to any person affiliated with an ERISA entity, or any government affiliated person, unless the giving of such thing of value is pre-approved in writing by Compliance. A “government affiliated person” includes, but is not limited to, any person affiliated with a governmental plan or a governmental entity, at any jurisdictional level. “Anything of value” is very broadly defined and includes, but is not limited to, logo/promotional items, meals (regardless of setting), drinks, business entertainment events, including participation in Thornburg campus seminars/events, and tickets to any type of event.

Gifts and Entertainment in Conjunction with TIM-organized Due Diligence or Sales Meetings.

Due diligence or sales meetings for financial advisors, prospects, or clients which are held at TIM’s main campus or at an appropriate business location within a reasonable distance from TIM’s main campus shall have an appropriate agenda intended to provide training or education related to TIM products and/or its services or relating to the securities industry. The agenda may include reasonable meals and/or entertainment as is appropriate to the business line and audience. Participant “gift bags” of a nominal value may be presented where appropriate and in conjunction with the limits of this policy. The business line organizing such events shall bear the responsibility for ensuring the reasonableness of the provided gifts and entertainment and shall maintain records of attendees, venues for any activities (including but not limited to meals or entertainment), and the contents of any gift items distributed, including any logo items given in conjunction with the events.

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Political Contributions and Political Activity

Several federal and state regulations seek to prevent so-called “pay to play” practices by investment advisors, such as when an investment advisor makes campaign contributions to an elected official in order to influence the award of advisory contracts to manage government investment accounts. Many of these regulations restrict the ability of an investment advisor’s directors, officers and employees to make or solicit political contributions.

In order to avoid a violation of these regulations, all Supervised Persons are prohibited from any of the following activities, whether done individually or in the name of TIM, unless prior approval has been obtained from TIM’s Chief Compliance Officer or another person designated by TIM’s Chief Compliance Officer. If, after considering all relevant factors, the Chief Compliance Officer or his designee determines that the proposed activity will not violate applicable regulations, then the Chief Compliance Officer or his designee shall approve the proposed activity. In making these determinations, the Chief Compliance Officer or his designee may consult with other persons, including TIM’s president and legal counsel.

1.	Making a gift, subscription, loan, advance or deposit of money, or giving anything else of value (each, a “Contribution”), to an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States.
2.	Making a Contribution to a political action committee, political party or other entity organized to fund the political activities of an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States.
3.	Working on behalf of an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States (e.g., volunteering on a political campaign), unless such work occurs outside of your normal working hours with TIM and involves no use of TIM’s resources (e.g., TIM’s office space or telephones).
4.	Coordinating or soliciting any person (including a family member) or political action committee to make a Contribution to an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States, or to a state or local political party (e.g., hosting a fundraising event on behalf of any such candidate). Comment: Attention is also directed to TIM’s Third-Party Marketer Policy, which places certain restrictions on the ability of TIM to use a third party to solicit clients.
5.	Doing indirectly anything which the preceding four numbered paragraphs would prohibit the Supervised Person from doing directly

Comment: Examples of the types of indirect actions which are prohibited include, but are not limited to, (a) a Supervised Person could not form his own political action committee and make Contributions through that political action committee which the Supervised Person would be prohibited from making in his own name; (b) a Supervised Person could not funnel Contributions through third parties, such as attorneys, family members, friends or affiliated companies; (c) making a contribution to a charitable organization at the request of an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States, if the purpose in making such a contribution is to induce that incumbent, candidate or successful candidate to provide investment advisory business to TIM.

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If you have any questions about these restrictions on political contributions and political activities, contact TIM’s Chief Compliance Officer or, in his/her absence, another member of the Compliance Department, before making the political contribution or participating in the political activity.

Protection and Proper Use of Firm Assets

All Supervised Persons should endeavor to protect the assets of TIM and its Investment Clients, and pursue their efficient investment in accordance with TIM’s business purposes. Any suspected incident of fraud or theft should be immediately reported for investigation as hereinafter described under the caption “Administration and Enforcement of the Code.”

The obligation of Supervised Persons to protect the assets of TIM includes its proprietary information. Proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information, unpublished financial data and reports. Unauthorized use or distribution of this information violates this Code.

Insider Trading

All Supervised Persons should pay particular attention to potential violations of insider trading laws. Insider trading (also referred to as “trading on material nonpublic information,” and which may include giving inside information to other persons) is both unethical and illegal, and will be dealt with if it occurs. Supervised Persons are expected to familiarize themselves with the Insider Trading Policy, adopted by TIM. If they have questions about these guidelines, they should consult with TIM’s president, the Chief Compliance Officer, or TIM’s legal counsel before making any trade for TIM or any personal trade, and before giving information to other persons.

Comment: Attention is directed to TIM’s Insider Trading Policy, which appears in Compliance’s Manual of Policies and Procedures.

Administration and Enforcement of the Code

Certification.

Each newly hired Supervised Person of TIM will be provided a copy of the Code. Each such individual must certify in writing within 30 days that they have access to and reviewed a copy of the Code, read and understand all provisions of the Code, and agree to comply with the applicable terms of the Code. TIM will provide its Supervised Persons with any significant amendments to the Code and will require all such individuals to certify in writing that they have received, read and understand the amendments. Each year the Chief Compliance Officer, or their designee, will conduct an annual meeting with Supervised Persons to review the Code. Supervised Persons will annually certify that they have read, understood and complied with the Code, that they have made all of the reports required by the Code and have not engaged in any prohibited conduct.

Reporting Violations.

All Supervised Persons are required to report suspected fraudulent, illegal, or other unethical activity (including violations of this Code) to his or her supervisor immediately. Supervisors who are notified of any such activity must immediately report it to TIM’s Chief Compliance Officer. Anyone who does not feel comfortable reporting this activity to the relevant supervisor may instead contact TIM’s Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

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Sanctions

Upon discovering a violation of this Policy, TIM may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, fine, suspension or termination of the violator’s employment.

Limited Exception for Non-Employee Directors

Non-Employee Directors by nature of their lack of ongoing access to the Companies’ headquarters and information systems, are deemed not to be Access Persons. Notwithstanding the above, due to various state and state agency rules that may differ from the SEC pay-to-play rule (rule 206(4)-5), the prior approval requirement for Non-Employee Director political contributions shall remain in effect.

Glossary

“Access Person” means:

i. Any director or officer of TIM.

ii. Any Supervised Person of TIM, unless, in the Chief Compliance Officer’s sole discretion, a particular Supervised Person does not have ongoing access to the Companies’ headquarters or information systems.

iii. Individuals who are registered with the FINRA as an associated person of Thornburg Securities LLC.

iv. Any director, officer, general partner or employee of any company in a Control relationship with TIM who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by any Investment Client, or whose functions relate to the making of any recommendations with respect to those purchases or sales.

v. Any natural person who is in a Control relationship with TIM and who obtains information concerning recommendations made to any Investment Client with regard to the purchase or sale of Securities by the Investment Client.

“Chief Compliance Officer” means, for purposes of this Code, TIM’s chief compliance officer.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds, and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Fund” means any series of Thornburg Investment Trust, Thornburg ETF Trust or any other Investment Company as to which TIM is an investment adviser or sub-adviser.

“Investment Client” means any person with whom TIM has a contract to perform discretionary investment management services, including any series of an Investment Company.

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“Investment Company” means a company registered as such under the Investment Company Act of 1940.

“Investment Company Client” means any Investment Company (or series thereof) as to which TIM is an investment adviser or investment sub-adviser.

“Non-Employee Director” means a director of TIM (i) who is not currently, or within in the previous six months, an employee of TIM, (ii) who has no involvement with the day-to-day operations of TIM, and (iii) who has no ongoing access to Thornburg systems that store nonpublic information regarding the portfolio holdings of advisory clients’ or their purchases or sales of securities.

“Policy on Personal Securities Transactions” means TIM’s written policy of that name, as revised from time to time. This Policy can be found in TIM’s Manual of Policies and Procedures.

“Reportable Outside Business Activity” means any activity wherein a TIM Supervised Person acts as an employee, independent contractor, sole proprietor, officer, director or partner of another person, or is compensated, or has a reasonable expectation of compensation, from any other person as a result of any business activity outside the scope of their relationship with the TIM or TSL.

“Supervised Person” means any director, managing director, officer (or other person occupying a similar status or performing functions similar to any of those persons) or employee of TIM, and any other persons who are subject to TIM’s supervision and control.

“Trust” means each of Thornburg Investment Trust and Thornburg ETF Trust.

“TSL” means Thornburg Securities LLC.

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THORNBURG INVESTMENT MANAGEMENT

THORNBURG INVESTMENT TRUST

THORNBURG ETF TRUST

THORNBURG SECURITIES LLC

Personal Securities Transactions Policy

January 2025

Policy Objectives

Honesty and integrity are hallmarks of Thornburg Investment Management, Inc. (“TIM”), Thornburg Investment Trust (“TIT”), Thornburg ETF Trust (“TET” and, together with TIT, each a “Trust” and, collectively, the “Trusts”) and Thornburg Securities LLC (“TSL”) (singularly a “Company” or together the “Companies”). Each of the Companies seeks the highest standards of ethics and conduct from its employees in all their business relationships, and TIM hereby acknowledges its fiduciary obligations to its Investment Clients.

This Policy has been adopted by each of the Companies with the objectives of promoting honesty and integrity and preventing wrongdoing by the Companies’ employees. This Policy seeks to prevent an employee of the Company, in connection with the direct or indirect purchase or sale by that employee of Securities held or proposed to be purchased or sold by any Investment Client, from:

1. employing any device, scheme or artifice to defraud any Investment Client;

2. making any untrue statement of material fact to any Investment Client or omitting to state a material fact necessary in order to make the statements made to any Investment Client, considering the circumstances under which they are made, not misleading;

3. engaging in any act, practice or course of business that operated or would act as a fraud or deceit on any Investment Client; or

4. engaging in any manipulative practice with respect to any Investment Client; or

5. otherwise violating the Federal Securities Laws.

This Policy is intended to constitute the Companies’ written code of ethics as required by Rule 17j-1 under the Investment Company Act of 1940. In addition, this Policy together with a separately adopted Investment Adviser Code of Business Conduct and Ethics, is intended to comprise TIM’s code of ethics described in Rule 204A-1 under the Investment Advisers Act of 1940. Any report filed under this Policy will be deemed to satisfy both Rule 17j-1 and Rule 204A-1.

See the Glossary of Terms for definitions of terms used in this Policy.

Prior Authorization for Securities Transactions

All Access Persons and their Family Members must obtain prior authorization from the Compliance Department for any Securities transactions, other than those Securities transactions described below under “Transactions that Do Not Require Prior Authorization.”

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Access Persons must submit each request for authorization through the StarCompliance system and are not permitted to conduct such transaction until approval is received. Certain types of transactions, including those listed below, will be directed to a Designated Compliance Officer for manual review and may require additional time or documents for an authorization decision:

●	Purchases of Securities distributed in an Initial Public, Private, or Limited Offering.
●	Transactions involving Supervised Persons on the Restricted List or Securities on the Restricted List. See “Restricted List” below.
●	Transactions involving Securities on the then-current Holdings List. See “Holdings List” below.

Any transaction for which prior authorization is received must be completed by the end of the following business day, except for purchases of securities distributed in an Initial Public, Private, or Limited offering.

Transactions that Do Not Require Prior Authorization

The following Securities transactions are exempt from the prior authorization requirements described above:

●	Purchases or sales of shares of any investment company registered as such under the Investment Company Act, including but not limited to, open-end funds, closed-end funds, unit investment trusts, money market mutual funds, or exchange traded funds (“ETFs”), other than those ETFs that have less than eleven (11) holdings at time of purchase or sale.
●	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (fully managed). No direct or indirect influence or control means having no input about or advance knowledge of the particular purchases or sales of securities or the particular allocation of investments in an account.
●	Purchases or sales for which the Access Person does not directly or indirectly have Beneficial Ownership or trading authority.
●	Purchases or sales of U.S. or foreign government or agency bonds.
●	Derivatives based on securities exempt from prior authorization requirement.
●	Purchases or sales which are non-volitional on the part of the Access Person.
●	Purchases or sales through an Automatic Investment Plan.
●	The exercise of rights issued by an issuer pro rata to all holders of a class of its Securities.
●	Purchases or sales of Securities for any Private Fund managed by TIM.
●	Securities issued by TIM.

Derivative Transactions

A transaction in any put or call option or any future on a security, will be treated as a Securities Transaction under this Policy. For the purposes of this Policy, derivative transactions will be divided into two categories: “call equivalent positions” and “put equivalent positions.” A “call equivalent position” is treated as a purchase of the underlying security. Conversely, a “put equivalent position” is treated as a sale of the underlying security.

Holdings List

The Holdings List is a list of all securities held by any TIM client. A Security will remain on the Holdings List for 15 calendar days after it is last held by the Companies and will be considered on the list for the 15-day period prior to it being initially held by TIM. Subject to prior authorization requirements set forth above under “Prior Authorization for Securities Transactions,” Access Persons are prohibited from transacting in any Security which is on the then-current Holdings List, or which the Access Person knows is being considered for purchase or sale by TIM. Compliance will review all personal transactions of Securities on the Holdings List and if it determines that an Access Person received a benefit due to a transaction or transactions by TIM, the Access Person may be required to disgorge such benefit, as determined by the Chief Compliance Officer. In determining whether to require disgorgement, Compliance will consider various factors including the length of time between the Access Person’s trade and TIM’s trade. The receipt of prior authorization from Compliance for a trade of a Security on the Holdings List does not prevent Compliance from subsequently seeking disgorgement.

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Restricted List

The Chief Compliance Officer, or a Compliance Officer of his/her designation, will maintain a Restricted List. A Security will be placed on this list when (i) it is known by the Compliance Department that a Supervised Person possesses material nonpublic information about or affecting the Security or its issuer or (ii) the CCO otherwise determines at his/her discretion that the purchase or sale of such security may cause a violation of the Federal Securities Laws or present a conflict of interest with a TIM client.

Prior Authorization for Brokerage Accounts

The establishment of any brokerage accounts or investment accounts by any Access Person or a Family Member in which they have any Beneficial Ownership or trading authority, requires prior written consent from the Compliance Department, except for Personal Choice Retirement Accounts (PCRAs) established within the Thornburg 401k. Additionally, it is the responsibility of each FINRA registered employee to notify each firm where they maintain a brokerage account that they are an associated person of a FINRA member firm, Thornburg Securities LLC.

For ongoing monitoring of Access Persons investment activity, the Compliance Department will request Designated Brokers to provide account holdings and trading activity electronically through StarCompliance. For any accounts at non-Designated Brokers, it is the Access Persons responsibility to ensure that duplicate account statements and trade confirmations are mailed to the Compliance Department.

Reporting Requirements for Access Persons

Initial Statement of Outside Brokerage. Investment Accounts, and Securities Holdings

This statement must be completed and returned to the Compliance Department no later than 10 days after being hired or designated as an Access Person and shall disclose each brokerage account, investment account, and securities holdings in which they or a Family Member have any Beneficial Ownership or trading authority. Information contained in the report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person, and include the following information:

●	The title and type of each Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount.
●	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.

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●	The date the report is filed.

Personal Securities Holdings Report

This report is part of the quarterly compliance certification submitted through the StarCompliance system and is due no later than 30 days after the end of each calendar quarter. The report must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership or trading authority:

●	The title and type of each Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount.
●	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.
●	The date the report is filed.

The Access Person must ensure that all securities held within the designated period appear on the report.

Personal Securities Transactions Report

This report is part of the quarterly compliance certification submitted through the StarCompliance system and is due no later than 30 days after the end of each calendar quarter. The report must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership or trading authority:

●	The date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount.
●	The nature of the transaction that is, a purchase, sale or other type of acquisition or disposition of the Security.
●	The price at which the transaction was affected.
●	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.
●	The date the report is filed.

The Access Person must ensure that all transactions placed within the designated period appear on the report.

Brokerage Accounts Report

This report is part of the quarterly compliance certification submitted through the StarCompliance system and is due no later than 30 days after the end of each calendar quarter. The report must include the following information for each account in which the Access Person or Family Member has any direct or indirect Beneficial Ownership or trading authority:

●	Name of the financial institution which holds the account, the account number, the account ownership title, and the account type; i.e. self-directed trading (the Access Person or Family Member has direct or indirect trading control), or fully managed (the Access Person or Family Member has no direct or indirect trading control).

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The Access Person must ensure that the list of all brokerage accounts is complete for the designated period.

Policy Exemptions

The following accounts, holdings and transactions are exempt from the quarterly reporting requirements:

●	Inherited brokerage accounts are exempt from the reporting requirement for one year as long as no employee-initiated transactions have occurred in the account.
●	Holdings and transactions effected in any account over which the Access Person or Family Member has no direct or indirect influence or control (fully managed). No direct or indirect influence or control means having no input about or advance knowledge of the particular purchases or sales of securities or the particular allocation of investments in an account.
●	Transactions effected pursuant to an Automatic Investment Plan.
●	Holdings and transactions of shares of any registered investment company (including money market mutual funds), except for shares of (i) a Thornburg-advised registered investment company or (ii) a registered investment company for which Thornburg acts as sub-advisor. NOTE: Shares of all other types of investment companies, including but not limited to closed-end investment companies and unit investment trusts, as well as all exchange-traded funds, are subject to the reporting requirements in this Policy.

Employee Extended Leave

The Chief Compliance Officer may waive the requirement to submit or extend the filing deadline of reports under certain circumstances, including but not limited to Access Persons on parental leave or extended medical leave.

Independent Trustees and Non-Emplovee Directors

The reporting and prior approval requirements of this policy do not apply to an Independent Trustee of TIT or TET or a Non-Employee Director of TIM who would be required to obtain a prior approval or file a report solely by reason of being a Trustee or Director. Notwithstanding the above, a Trustee or Non-Employee Director will need to file a quarterly Personal Securities Transactions report if the Trustee or Non-Employee Director knew, or in the ordinary course of their duties as a Trustee or Director should have known that, during the 15-day period immediately before or after the Trustee’s or Non-Employee Director’s transaction in a Security, the Trust or TIM purchased or sold the Security, or the Trust or TIM considered purchasing or selling the Security.

Designated Brokerage Accounts

Brokerage accounts of Access Persons must be held at the following designated broker-dealers (each a “Designated Broker”):

●	Ameriprise Financial	●	Merrill Lynch	●	TDAmeritrade
●	Charles Schwab	●	Morgan Stanley	●	UBS
●	E*Trade	●	Raymond James	●	Vanguard Brokerage
●	Fidelity	●	RBC	●	Wells Fargo
●	Interactive Brokers	●	Robinhood
●	JP Morgan - Chase	●	T. Rowe Price

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Designated Brokers electronically provide information about the accounts and trading activity to the Companies through StarCompliance.

The Compliance Department may waive or modify the above restriction, or grandfather in brokerage accounts held at non-Designated Brokers. Firms may be added or removed as designated broker-dealers at the discretion of the Compliance Department.

Administration and Enforcement of the Policy

The Chief Compliance Officer will designate one or more compliance officers to serve as a Filing and Review Officer. The Filing and Review Officer(s) will be responsible for:

●	Maintaining current and previous lists of all Access Persons.
●	Maintaining a record of the Filing and Review Officers in such a manner that the individuals serving in that capacity can be identified for any period of time.
●	Maintaining the initial statements of brokerage, accounts and holdings, and the quarterly reports of personal securities holdings, personal securities transactions and brokerage accounts of all Access Persons, including all backup documentation.
●	Maintaining copies of the current and previous Holdings Lists.
●	Maintaining evidence of any prior approval requests submitted through the StarCompliance system.
●	Maintaining records of waivers, including backup documentation of any waivers issued.
●	Monitoring personal Securities transactions and trading patterns through the review of reports generated by the StarCompliance system, and the review of duplicate confirmations and periodic account statements received. The Chief Compliance Officer will review the personal Securities transactions of the Filing and Review Officer(s).
●	Reporting apparent violations to the Chief Compliance Officer or the President if the violation involves the Chief Compliance Officer.
●	Maintaining a record of any violation, written violation reports, and record of any action taken as a result of the violation.
●	Maintaining records of requests for duplicate brokerage confirmations and account statements, and files of duplicate brokerage confirmation and account statements received.

Certain documents may be maintained by the Filing and Review Officer(s) within the StarCompliance system. See “Books and Records,” below for the periods of time records are to be retained.

The Filing and Review Officer(s) will seek to protect the confidentiality of those records containing personal information about an Access Person or Family Member, including information about the investment holdings or investment trading activity of an Access Person or Family Member. Such information will only be shared with members of the compliance department, outside counsel, securities regulators and other persons who, in the judgment of the Filing and Review Officer(s) or the Chief Compliance Officer, have a legitimate need to know such information, or with persons to whom the Companies are under a legal obligation to disclose such information.

Certification

Each Supervised Person of the Companies will be provided a access to a copy of this Policy and must certify in writing no later than 30 days after receipt of the Policy, that they have reviewed a copy of this Policy, read and understand all provisions of this Policy, and agree to comply with the applicable terms of this Policy. The Companies will provide notice of any significant revisions to the Policy and will require all Supervised Persons to certify that they have received, read and understand the amendments. Each year the Chief Compliance Officer or compliance officer designated by the Chief Compliance Officer will conduct an annual meeting with all Supervised Persons of TIM and TSL to review the Policy and will require all Supervised Persons to certify, no less than once per calendar year, that they have read, understood and complied with the Policy, that they have made all of the reports required by the Policy and have not engaged in any prohibited conduct.

Reporting Violations

All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Policy to the Chief Compliance Officer. If the Chief Compliance Officer or another compliance officer is not available, the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Sanctions

Upon discovering a violation of this Policy, each Company may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, fine, suspension or termination of the violator’s employment.

Reporting to Company Presidents, the Board of Trustees, and Investment Companies

The Chief Compliance Officer shall provide a written report to the Trustees of each Trust at least annually. The report shall (i) describe any significant issues arising under this Policy since the last report, including but not limited to, any material violations of this Policy and any sanctions imposed, and (ii) certify that the Trusts, TIM, and TSL have each adopted procedures reasonably necessary to prevent violations of this Policy.

The Chief Compliance Officer shall provide a written report to investment companies other than the Trusts for which TIM acts as investment adviser or sub-adviser, as may reasonably be requested. The report shall (i) describe any significant issues arising under this Policy since the last report, including but not limited to, any material violations of this Policy and any sanctions imposed, and (ii) certify that TIM has adopted procedures reasonably necessary to prevent violations of this Policy.

Annual Review

Pursuant to the review requirements of Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the Investment Company Act, the Chief Compliance Officer shall conduct a periodic review, no less than once per calendar year, of the adequacy of the Policy and the effectiveness of its implementation.

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Recordkeeping

In its books and records (which may include maintenance of records through the StarCompliance system) the Compliance Department will:

●	Retain a copy of each version of this Policy that has been in effect at any given time.
●	Retain a record of any violations of this Policy, written violation reports, and any action taken as a result of the violation.
●	Maintain Holdings and Transaction Reports and Statements of Outside Brokerage Activity that are filed, including backup documentation.
●	Maintain copies of duplicate brokerage confirmations and account statements received and requests made.
●	Maintain Request for Prior Clearance of Security Transactions, and any backup documentation, and waivers granted.
●	Maintain copies of Holdings Lists.
●	Maintain copies of Restricted Lists
●	Maintain lists of Access Persons and Registered Representatives.
●	Maintain schedule of report filing dates and sanctions imposed.
●	Maintain copies of reports to the Chief Compliance Officer, the Trust, and the President.
●	Maintain a record of persons designated as Filing and Review Officers.
●	Maintain sign in sheets and material distributed at the annual meeting at which this Policy is reviewed with all Supervised Persons.

In its books and records, the Human Resources Department will:

●	Maintain a record of all employee’s initial certification of receipt of this Policy.

All records shall be maintained and preserved pursuant to the separately adopted Document Retention and Destruction Policy for the time period indicated in the current Books and Records Matrix.

Glossary of Terms

“Access Person” means:

i. Any Trustee, director, officer or partner of any of the Companies.

ii. Any Supervised Person of any of the Companies, unless, in the Chief Compliance Officer’s sole discretion, a particular Supervised Person does not have ongoing access to the Companies’ headquarters or information systems.

iii. Individuals who are registered with the FINRA as an associated person of Thornburg Securities LLC.

iv. Any director, officer, general partner or employee of any company in a Control relationship with any of the Companies who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by any Investment Client, or whose functions relate to the making of any recommendations with respect to those purchases or sales.

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v. Any natural person who is in a Control relationship with any of the Companies and who obtains information concerning recommendations made to any Investment Client with regard to the purchase or sale of Securities by the Investment Client.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” shall be interpreted in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

“Chief Compliance Officer” means the chief compliance officer for TIM.

“Compliance Department” means TIM’s compliance department.

“Control” shall be interpreted in accordance with Section 2(a)(9) of the Investment Company Act of 1940.

“Director” means a director of Thornburg Investment Management, Inc.

“Family Member” means the members of an Access Person’s immediate family (a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships) sharing the same household; provided, however, that the presumption of such beneficial ownership by a Family Member may be rebutted by an Access Person.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds, and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Non-Employee Director” means a director of TIM (i) who is not currently, or within in the previous six months, an employee of TIM, (ii) who has no involvement with the day-to-day operations of TIM, and (iii) who has no ongoing access to Thornburg systems that store nonpublic information regarding the portfolio holdings of advisory clients’ or their purchases or sales of securities.

“Independent Trustee” means a Trustee who is not an “interested person” of a Trust within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Private or Limited Offering” means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

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“Private Fund” means an investment vehicle the securities of which are not registered under the Securities Act of 1933 and which is excluded from the definition of an “investment company” under Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a Security.

“Security” or “Securities” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe or to purchase, any of the foregoing. The term “Security” or “Securities” shall not include direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares issued by “money market” mutual funds.

“Supervised Person” means any director, managing director, officer (or other person occupying a similar status or performing functions similar to any of those persons) or employee of any of the Companies, and any other persons who provide advice on behalf of any of the Companies relating to the purchase or sale of Securities by an Investment Client and who are subject to any of the Companies’ supervision and control.

“Thornburg Fund” means any series of Thornburg Investment Trust or Thornburg ETF Trust.

“Trust” means each of Thornburg Investment Trust and Thornburg ETF Trust.

“Trustee” means a Trustee of a Trust.

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